Exhibit 4.13

CONSENT OF EXPERT

January 7, 2013

I, Christopher Moreton, Ph.D., P.Geo., hereby consents to (1) the references to my name included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. in connection with the report entitled “Technical Report on the EZ1 and EZ2 Breccia Pipes, Arizona Strip District, USA” dated June 24, 2009 as updated for Energy Fuels Inc. entitled “Technical Report on the EZ1 and EZ2 Breccia Pipes, Arizona Strip District, USA” dated June 27, 2012 and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. dated January 2013.

/s/ Christopher Moreton
Christopher Moreton, Ph.D., P.Geo.